Exhibit 99.1

Central Garden & Pet Company Announces Record Fiscal Third Quarter Revenues and Profits

Fiscal 3Q 2017 sales increased 11.7% to $574.6 million; Organic sales rose 7.6%
Fiscal 3Q 2017 diluted EPS increased to $0.62 from $0.51

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 2, 2017--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced record financial results for its fiscal third quarter ended June 24, 2017.

"Central's businesses continued to perform at a high level in our third quarter, driving meaningful organic growth and increased profitability," said George Roeth, President & CEO. "Our Garden segment's strong results were a key driver, with market share gains broadly across categories, driven by strong partnerships with customers, increased demand creation activities including new products, and a continued focus on reducing operating costs. Very simply, we had outstanding execution. Our Pet segment also performed well during the quarter. It delivered its eighth consecutive quarter of year-over-year organic growth and continued to increase market share, with point-of-sale-data tracking well above category averages." Roeth continued, "The Company's strong earnings growth this quarter was achieved despite higher costs related to our continuing investments for future growth, as we brought new facilities on-line, increased our innovation spending and continued to successfully integrate our acquisitions."

Fiscal 2017 Third Quarter Financial Results

Net sales increased 11.7% to $574.6 million compared to $514.5 million in the third quarter a year ago, primarily driven by strong organic growth in the Garden segment. Total Company organic sales growth, which excludes the Segrest and K&H businesses, rose 7.6%. Significantly, branded product sales of $462.1 million increased 14.5%, and sales of other manufacturers’ products of $112.5 million rose 1.4%.

Third quarter gross margin rose 10 basis points to 31.9% compared to the third quarter a year ago. Operating income increased to $57.9 million from $48.2 million and operating margin of 10.1% increased 70 basis points, compared to 9.4% in the third quarter a year ago. Operating leverage from higher revenues and other cost savings resulted in SG&A as a percent of sales declining 70 basis points to 21.8%. Net income of $32.2 million rose 23.9% compared to $26.0 million in the third quarter a year ago, and earnings per diluted share increased 21.6% to $0.62 from $0.51.

Pet Segment Fiscal 2017 Third Quarter Results

Third quarter net sales for the Pet segment increased 9.1% to $313.4 million, from the same period a year ago, driven primarily by the Segrest and K&H acquisitions. Pet organic sales grew 1.7%, benefiting from stronger results in many of the Company's consumer businesses, more than offsetting lower revenues from the Company's animal health business. Point of sale data continues to indicate market share gains in the majority of the consumer Pet categories in which the Company operates. The Pet segment’s third quarter branded product sales were $254.3 million, up 11.7% compared to a year ago and sales of other manufacturers’ products were $59.0 million, a decrease of 0.8%.

The Pet segment’s operating income decreased 6.9% compared to the third quarter a year ago to $36.1 million. Pet operating margin decreased to 11.5%, a decline of 200 basis points compared to the third quarter a year ago. The prior year period's operating margin benefited from a $2.4 million gain from the sale of a manufacturing facility. Excluding the impact of the sale, pet operating margin declined 120 basis points. Pet operating margin was also negatively impacted by expenses to expand, move and consolidate facilities, an unfavorable mix of sales in the animal health business, and the Company's recent acquisitions, which were negatively impacted by purchase price accounting amortization costs.

Garden Segment Fiscal 2017 Third Quarter Results

Net sales for the Garden segment, all organic, rose 14.9% compared to the third quarter a year ago to $261.2 million, due to share gains and widespread strength across all categories except wild bird feed. Grass seed and private label sales were especially strong. The Garden segment’s branded product sales were $207.7 million in the quarter, up 18.1% compared to the third quarter a year ago. Sales of other manufacturers’ products were up 4.0% to $53.5 million.

The Garden segment’s operating income in the quarter rose to $38.3 million compared to $26.5 million in the third quarter a year ago on the higher volumes and an increase in gross margin. Garden operating margin improved 310 basis points to 14.7%, benefiting from operating leverage from higher volumes and cost saving initiatives which more than offset higher demand-creation expenditures.

Year-to-date 2017 Operating Income, Net Earnings and EPS

Year-to-date non-GAAP results through the third quarter of 2017 exclude a $2.0 million gain on the sale of a distribution facility in the first quarter. Results for the same period a year ago exclude a gain of $2.4 million from the sale of a manufacturing plant in the third quarter as well as the impact of $14.3 million of incremental costs from the redemption of the Company's 2018 Notes and issuance of its 2023 Notes in the first quarter.

For the nine months ending June 24, 2017, the Company reported:

  Year-to-date sales of $1.6 billion compared with $1.4 billion a year ago, an increase of 10.5% Organic sales increased 5.2%.
  Operating income of $141.7 million increased $25.3 million from $116.4 million in the first nine months of 2016; non-GAAP operating income increased to $139.7 million from $114.0 million.
  Operating margin of 9.1% increased 90 basis points from 8.2% in the first nine months of 2016. Non-GAAP operating margin of 8.9% increased 80 basis points from 8.1%.
  Net income rose 48.8% to $74.6 million from $50.1 million a year ago. Non-GAAP net income rose 26.7% to $73.3 million compared to $57.8 million in the first nine months of 2016.
  Diluted EPS of $1.44 rose 45.5% from $0.99 per share a year ago. Non-GAAP earnings per diluted share increased 24.6% to $1.42 from $1.14 in the first nine months of 2016.

2017 Guidance

The Company is raising its guidance and now expects non-GAAP earnings per fully-diluted share of $1.44 or higher for fiscal 2017, an increase of 14.3% or more from the prior year. As noted in last quarter's earnings release, certain non-operating factors are expected to impact net income in the remainder of the year. These factors include higher corporate expenses versus the prior year as well as two new joint venture investments which are expected to negatively impact earnings in the remainder of the current fiscal year while favorably impacting earnings next fiscal year.

Roeth concluded, "We had a terrific quarter driving sales, profit, and share while continuing to invest for the future."

Additional Information

Other income increased from $0.3 million to $1.6 million, largely driven by increased profitability in one of the Company's recent minority investments. Going forward, the Company expects to see continued increased variability in other income due to the seasonal nature of one of the larger investments.

Total debt at June 24, 2017 was $435.4 million compared to $395.1 million at June 25, 2016. Net interest expense was $7.2 million for the third quarter compared to $6.9 million in the prior-year period.

The Company’s effective tax rate for the third quarter of 2017 was 37.2%, compared with 35.9% for the third quarter of 2016. The increase in the tax rate was due primarily to reduced projected tax incentives in the current year.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13665253. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13665253.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, DMC™, K&H Pet Products®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results and earnings guidance for fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	June 24, 2017	June 25, 2016	September 24, 2016
Current assets:
Cash and cash equivalents	$14,473	$40,000	$92,982
Restricted cash	10,999	12,029	10,910
Accounts receivable (less allowance for doubtful accounts of $21,277, $25,429 and $21,069)	279,504	241,954	201,151
Inventories	383,449	361,813	362,004
Deferred taxes, prepaid expenses and other	51,964	45,075	47,759
Total current assets	740,389	700,871	714,806

Land, buildings, improvements and equipment—net	177,784	159,430	158,224
Goodwill	230,385	233,011	231,385
Other intangible assets—net	90,004	95,070	95,865
Other assets	113,185	28,525	11,913
Total	$1,351,747	$1,216,907	$1,212,193

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$106,408	$96,906	$102,413
Accrued expenses	112,091	102,953	99,343
Current portion of long-term debt	375	530	463
Total current liabilities	218,874	200,389	202,219

Long-term debt	435,074	394,603	394,806
Deferred taxes and other long-term obligations	68,792	63,975	60,581

Equity:
Common stock, 12,160,023, 11,998,472, and 11,998,472 shares outstanding at June 24, 2017, June 25, 2016 and September 24, 2016	122	120	120
Class A common stock, $0.01 par value: 37,933,970, 37,197,569 and 37,418,572 shares outstanding at June 24, 2017, June 25, 2016 and September 24, 2016	379	371	374
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	392,995	390,270	393,297
Accumulated earnings	235,070	166,112	160,501
Accumulated other comprehensive income (loss)	(1,487)	(805)	(1,294)
Total Central Garden & Pet Company shareholders’ equity	627,095	556,084	553,014
Noncontrolling interest	1,912	1,856	1,573
Total equity	629,007	557,940	554,587
Total	$1,351,747	$1,216,907	$1,212,193

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 24, 2017	June 25, 2016	June 24, 2017	June 25, 2016
Net sales	$574,592	$514,544	$1,564,014	$1,415,605
Cost of goods sold and occupancy	391,319	350,799	1,076,534	982,735
Gross profit	183,273	163,745	487,480	432,870
Selling, general and administrative expenses	125,340	115,560	345,749	316,509
Operating income	57,933	48,185	141,731	116,361
Interest expense	(7,273)	(6,964)	(20,976)	(36,205)
Interest income	53	43	99	74
Other income (expense)	1,626	318	(306)	(243)
Income before income taxes and noncontrolling interest	52,339	41,582	120,548	79,987
Income tax expense	19,450	14,916	44,621	28,509
Income including noncontrolling interest	32,889	26,666	75,927	51,478
Net income attributable to noncontrolling interest	641	636	1,358	1,353
Net income attributable to Central Garden & Pet Company	$32,248	$26,030	$74,569	$50,125

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.64	$0.53	$1.49	$1.03
Diluted	$0.62	$0.51	$1.44	$0.99

Weighted average shares used in the computation of net income per share:
Basic	50,507	49,120	50,084	48,801
Diluted	51,825	51,063	51,769	50,743

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP operating income on a consolidated and segment basis and non-GAAP net income and diluted net income per share. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis, because such reconciliation cannot be done without unreasonable efforts due to the potential significant variability and limited visibility of the excluded items discussed below.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains or losses on disposals of significant plant assets: we have excluded the impact of gains or losses on the disposal of facilities as these represent infrequent transactions that impact comparability between operating periods. We believe the adjustment of these gains or losses supplements the GAAP information with a measure that may be used to help assess the sustainability of our continuing operating performance.
  Loss on early extinguishment of debt: we have excluded the charges associated with the refinancing of our 2018 Notes as the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions.
  Tax impact: the adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)	During the first quarter of fiscal 2017, we recorded a $2.0 million gain in our Garden segment from the sale of a distribution facility resulting from rationalizing our facilities to reduce excess capacity. This adjustment was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2)	During the first quarter of fiscal 2016, we redeemed our 2018 Notes and issued senior notes due November 2023. As a result of the redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in interest expense in the condensed consolidated statements of operations for fiscal 2016.

(3)	During the third quarter of fiscal 2016, we recorded a $2.4 million gain in our Pet segment from the sale of a manufacturing plant resulting from rationalizing our facilities to reduce excess capacity.

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		June 24, 2017	June 25, 2016
GAAP operating income		$141,731	$116,361
Sale of distribution facility	(1) (3)	(2,050)	(2,363)
Non-GAAP operating income		$139,681	$113,998
GAAP operating margin		9.1%	8.2%
Non-GAAP operating margin		8.9%	8.1%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		June 24, 2017	June 25, 2016
GAAP net income (loss) attributable to Central Garden & Pet		$74,569	$50,125
Sale of distribution facility	(1) (3)	(2,050)	(2,363)
2018 notes redemption	(2)	—	14,339
Tax effects of non-GAAP adjustments		759	(4,268)
Total net income (loss) impact from non-GAAP adjustments		$(1,291)	$7,708
Non-GAAP net income attributable to Central Garden & Pet		$73,278	$57,833
GAAP diluted net income per share		$1.44	$0.99
Non-GAAP diluted net income per share		$1.42	$1.14
Shares used in GAAP diluted net earnings per share calculation		51,769	50,743
Shares used in non-GAAP diluted net earnings per share calculation		51,769	50,743

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended June 24, 2017

	Consolidated		Pet Segment
		Percentage change		Percentage change

Reported net sales - Q3 FY17 (GAAP)	574.6		313.4
Reported net sales - Q3 FY16 (GAAP)	514.5		287.2
Increase in net sales	60.1	11.7%	26.2	9.1%
Effect of acquisition and divestitures on increase in net sales	21.0	4.0%	21.3	7.4%
Increase in organic net sales - Q3 2017	39.1	7.6%	4.9	1.7%

	GAAP to Non-GAAP Reconciliation (in millions) For the Nine Months Ended June 24, 2017
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q3 FY17 (GAAP)	$1,564.0		$915.9		648.1
Reported net sales - Q3 FY16 (GAAP)	1,415.6		811.2		604.4
Increase in net sales	148.4	10.5%	104.7	12.9%	43.7	7.2%
Effect of acquisition and divestitures on increase in net sales	75.5	5.3%	81.0	10.0%	(5.5)	(1.0)%
Increase in organic net sales	$73.0	5.2%	$23.7	2.9%	49.2	8.2%

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP Finance - Investor Relations, FP&A, & Corporate Communications